UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    February 12, 2008 (February 6, 2008)

TERRESTAR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33546	93-0976127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12010 Sunset Hills Road, 9th Floor	20190
Reston, VA	(Zip Code)
(Address of Principal
Executive Offices)

Registrant’s telephone number, including area code:  703-483-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into Material Definitive Agreement.

On February 6, 2008, TerreStar Corporation, Motient Ventures Holding, Inc., a wholly-owned subsidiary of TerreStar, and Harbinger Capital Partners Fund I, L.P. entered into a Stock Purchase Agreement pursuant to which TerreStar, through Motient Ventures Holding, sold 14,407,343 shares of non-voting common stock of SkyTerra Communications, Inc. to Harbinger Capital Partners Fund I for an aggregate sale price of $76,358,917.90.  TerreStar will receive the proceeds of the sale upon the delivery of a stock certificate representing the shares to Harbinger Capital Partners Fund I, L.P., which is expected to occur on or prior to February 15, 2008.  Following this transaction, TerreStar holds approximately 30 million shares of SkyTerra’s non-voting common stock.

Harbinger Capital Partners Fund I, L.P. is a fund affiliated with Harbert Management Corporation.  Pursuant to a Schedule 13D/A filed with the Securities and Exchange Commission on February 7, 2008, certain funds affiliated with Harbert Management Corporation own an aggregate of 40,921,029 shares, or 44.6%, of common stock of TerreStar Corporation.

TerreStar will file a copy of the Stock Purchase Agreement with is Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2008.

Item 2.01 – Completion of Acquisition or Disposition of Assets

The description contained in Item 1.01 above is incorporated into this Item 2.01 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

	By:	/s/ Jeffrey Epstein
Jeffrey Epstein
General Counsel and Secretary

Date: February 12, 2008